Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.                                               News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS 44% INCREASE IN FISCAL 2005 FIRST QUARTER EPS; ACHIEVES RECORD REVENUES, EARNINGS, DELIVERIES AND BACKLOG;
PROJECTS MORE THAN 28% INCREASE IN FISCAL 2005 EPS

Highlights for the Quarter Ended January 31, 2005

•                                         Net earnings reached a record $1.25 per fully diluted share for the first quarter, a 44% increase from $0.87 per fully diluted share in last year’s first quarter.

•                                          Hovnanian achieved record net earnings of $81.5 million for the first quarter, a 41% increase above net earnings of $57.7 million in the same period last year.  Total revenues increased 36% to $1.1 billion in the first quarter.

•                                         Earnings for the trailing twelve months ended January 31, 2005 represent an after-tax return on beginning equity (ROE) of 41.4% and an after tax return on beginning capital (ROC) of 21.9%.

•                                         All of the growth in the Company’s first quarter net earnings was generated from organic operations.

•                                         EBITDA grew 38% to $162.4 million in the first quarter, covering interest 7.7 times for the quarter.  The Company’s ratio of net recourse debt-to-capitalization at January 31, 2005 was 46.8%.

•                                         The dollar value of net contracts for the first quarter increased 13% to $1.0 billion on 3,240 homes, compared to $916 million on 3,225 homes in the year earlier period.

•                                         Contract backlog as of January 31, 2005 was 7,803 homes with a sales value of $2.7 billion, up 50% from the sales value of backlog at January 31, 2004.

•                                         Management is increasing its projection for fiscal 2005 earnings to exceed $6.85 per fully diluted share, an increase of $0.35 over the previous projection of more than $6.50 per fully diluted share for the year.

RED BANK, NJ, March 2, 2005 — Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income of $81.5 million, or $1.25 per fully diluted share, on $1.1 billion in total revenues for the quarter ended January 31, 2005.  Net income in the first quarter of fiscal 2004 was $57.7 million, or $0.87 per fully diluted share, on total revenues of $775.2 million.

The dollar value of net contracts increased 13% in the first quarter to $1.0 billion on 3,240 homes, including unconsolidated joint ventures, from $916 million on 3,225 homes in last year’s first quarter.

Consolidated deliveries in the first quarter of 2005 were 3,266 homes with an aggregate sales value of $1.0 billion. This compares to consolidated deliveries of 2,901 homes in the first quarter of 2004 with an aggregate sales value of $757 million. At the end of the first quarter, contract backlog increased to 7,803 homes, including unconsolidated joint ventures, compared to 6,554 homes at the end of last year’s first quarter.  The sales value of contract backlog at January 31, 2005 was $2.7 billion, an increase of 50% over the prior year.

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2005 rose 38% to $162.4 million from $117.4 million in last year’s first quarter.  EBITDA covered the amount of interest incurred in the quarter by 7.7 times, compared to 5.4 times during the first quarter of fiscal 2004.  After interest expense included in cost of sales, homebuilding gross margin was 24.2%, compared with 24.1% on a comparable basis in last year’s first quarter.  Total selling, general and administrative expense, including corporate expense, as a percentage of total revenues decreased to 10.8% in the first quarter, compared with 11.1% in the same period last year. Stockholders’ equity grew more than 42% to $1.3 billion at January 31, 2005 from $898.9 million at the end of the fiscal 2004 first quarter.

Comments from Management

“Our attractive land position, solid housing markets across most of the country, and sound operating strategies contributed to our record results in the first quarter of 2005,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company.  “As a result of our strong margins and efficient management of our inventories, we achieved an after-tax return on beginning capital of 22%, an indication that we are creating significant value for our shareholders.  We are well-positioned for the remainder of 2005 with a record sales value of contract backlog that increased more than 50% over the prior year and gives us even greater confidence in our projections for further growth in deliveries, revenues and earnings in fiscal 2005.”

“We are continuing to grow our existing operations through further product expansion and market share gains, as evidenced by our growth in the first quarter, all of which came from our current markets.  However our growth strategy is two-fold: to maintain solid organic growth and to make selective acquisitions.  This week, we announced the purchase of Cambridge Homes and the acquisition of the operations of Town & Country Homes, which occurred concurrently with entering into a joint venture to own and develop Town & Country’s existing communities.  These acquisitions will further enhance our geographic diversification and strengthen our leadership position in several key markets.  In these two excellent companies, we are adding powerful homebuilding teams in Chicago, Florida and Minneapolis, from senior levels down to those at the community level, and we are excited about our prospects for further growth and success in these markets,” Mr. Hovnanian continued.

“Given the increasingly difficult environment for regulatory approvals, the demand for new housing in many of our markets, fueled by continued household formation and a healthy economy, far outstrips the supply.  This environment gives us confidence that the housing demand in the markets where we operate will support our growth strategies, even if mortgage rates increase modestly,” said J. Larry Sorsby, Executive Vice President and Chief Financial Officer.  “As a result, we are raising our EPS projection for fiscal 2005 to greater than $6.85 per fully diluted share, including the estimated impact of $0.10 per share from the recent acquisitions, and project our second quarter EPS to increase to $1.60 per fully diluted share, up 51% over last year’s $1.06 per share.”

“While we remain focused on driving growth, we are equally committed to achieving specific returns on our investments right down to the community level.  Our debt-to-capital ratio fluctuates on a quarterly basis, but we expect our average ratio of net recourse debt-to-capitalization for fiscal 2005 to be in line with our long term target of 50%, including the effects of the Cambridge and Town & Country acquisitions.  Our access to capital provides us with ample liquidity to fund our continued growth,” Mr. Sorsby concluded.

In Closing

“We started fiscal 2005 with an excellent quarter and I thank all of our associates who worked hard to achieve this success.  Foreseeing a solid and steady housing market for the remainder of 2005, the prospects for our Company, our associates and our shareholders are exciting.  We are achieving improved powers of scale and geographic diversity.  Our broad product offering continues to capitalize on the demographic trends that are driving housing demand in our markets.  As we introduce additional products in each market, we expect to achieve further market share gains.  We are solidly positioned to continue our growth in the future.  We remain focused on further enhancing our operational efficiencies and we have the personnel in place to execute our growth strategies,” Mr. Hovnanian concluded.

Hovnanian Enterprises will webcast its first quarter earnings conference call at 11:00 a.m. E.T. on Thursday, March 3, 2005, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company.  The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Web site at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Webcast” section of the Investor News page on the Hovnanian Web site at http://www.khov.com. The archive will be available for 12 months.

The Company’s summary projection for the fiscal year ending October 31, 2005 is available on the Company Projection page of the “Investor Relations” section of the Company’s website at http://www.khov.com.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Goodman Homes, Matzel & Mumford, Diamond Homes, Westminster Homes, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Great Western Homes, Windward Homes, Cambridge Homes and Town & Country Homes.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2004 annual report, can be accessed through the Investor Relations page of the Hovnanian website at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Non-GAAP Financial Measures:

EBITDA is not a generally accepted accounting principle (GAAP) financial measure. The most directly comparable GAAP financial measure is net income. The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note:   All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2004.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.

January 31, 2005

Statements of Consolidated Income

(Dollars in Thousands, Except Per Share)

	Three Months Ended, January 31,
	2005	2004
	(Unaudited)
Total Revenues	$1,058,146	$775,215

Costs and Expenses	926,240	682,520

Income Before Income Taxes	131,906	92,695

Provision for Taxes	50,424	34,984
Net Income	$81,482	$57,711

Per Share Data:
Basic:
Income per common share	$1.31	$0.92
Weighted Average Number of
Common Shares Outstanding	62,240	62,430

Assuming Dilution:
Income per common share	$1.25	$0.87
Weighted Average Number of
Common Shares Outstanding	65,419	66,470

Hovnanian Enterprises, Inc.

January 31, 2005

Gross Margin

(Dollars in Thousands)

	Homebuilding Gross Margin Three Months Ended January 31,

	2005	2004
	(Unaudited)
Sale of Homes	$1,015,969	$757,273
Cost of Sales, excluding interest	757,085	562,900
Homebuilding Gross Margin, excluding interest	$258,884	$194,373
Cost of Sales interest	12,969	11,943
Homebuilding Gross Margin, including interest	$245,915	$182,430

Gross Margin Percentage, excluding interest	25.5%	25.7%
Gross Margin Percentage, including interest	24.2%	24.1%

	Land Sales Gross Margin Three Months Ended January 31,

	2005	2004
	(Unaudited)
Land and Lot Sales	$23,004	$1,139
Cost of Sales	14,171	1,035
Land and Lot Gross Margin	$8,833	$104

 Hovnanian Enterprises, Inc.

 January 31, 2005

 Reconciliation of EBITDA to Net Income

(Dollars in Thousands)

	Three Months Ended January 31,
	2005	2004
	(Unaudited)
Net Income	$81,482	$57,711
Income Taxes	50,424	34,984
Interest expense	17,922	16,943
EBIT (1)	$149,828	$109,638
Depreciation	1,620	1,494
Amortization Debt Fees	361	463
Amortization of Intangibles	10,088	4,808
Other Amortization	528	1,042
EBITDA(2)	$162,425	$117,445

INTEREST INCURRED	$21,044	$21,587

EBITDA TO
INTEREST INCURRED	7.72	5.44

(1)   EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2)   EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

Hovnanian Enterprises, Inc.

January 31, 2005

Interest Incurred, Expensed and Capitalized

(Dollars in Thousands)

	Three Months Ended January 31,
	2005	2004
	(Unaudited)
Interest Capitalized at Beginning of Period	$37,465	$24,833
Plus Interest Incurred	21,044	21,587
Less Interest Expensed	17,922	16,943
Interest Capitalized at End of Period	$40,587	$29,477

Hovnanian Enterprises, Inc.

January 31, 2005

Summary Financial Projection

(Dollars in Millions, except per share or where noted)

(Unaudited)

	Fiscal Year 10/31/2002	Fiscal Year 10/31/2003	Fiscal Year 10/31/2004	Trailing 12 Months 1/31/2005	Projection Fiscal Year 10/31/2005*

Total Revenues ($ Billion)	$2.6	$3.2	$4.2	$4.4	> $5.2
Income Before Income Taxes	$225.7	$411.5	$549.8	$589.0	> $729.0
Pre-tax Margin	8.8%	12.9%	13.2%	13.3%	> 14.0%
Net Income	$137.7	$257.4	$348.7	$372.5	> $452.0
Earnings Per Share (fully diluted)	$2.14	$3.93	$5.35	$5.71	> $6.85

* Fiscal 2005 projections are based on one quarter of actual data and three quarters of projected results.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 31, 2005	October 31, 2004

	(unaudited)
ASSETS

Homebuilding:
Cash and cash equivalents	$80,152	$65,013

Inventories - At the lower of cost or fair value:
Sold and unsold homes and lots under development	1,987,502	1,785,706

Land and land options held for future development or sale	349,363	436,184

Consolidated Inventory Not Owned:
Specific performance options	3,162	11,926
Variable interest entities	165,848	201,669
Other options	112,211	31,824

Total Consolidated Inventory Not Owned	281,221	245,419

Total Inventories	2,618,086	2,467,309

Receivables, deposits, and notes	74,439	56,753

Property, plant, and equipment - net	56,053	44,137

Prepaid expenses and other assets	164,383	134,456

Goodwill	32,658	32,658

Definite life intangibles	115,870	125,492

Total Homebuilding	3,141,641	2,925,818

Financial Services:
Cash and cash equivalents	13,127	13,011
Mortgage loans held for sale	156,565	209,193
Other assets	3,896	8,245

Total Financial Services	173,588	230,449

Total Assets	$3,315,229	$3,156,267

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 31, 2005	October 31, 2004
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Nonrecourse land mortgages	$24,097	$25,687
Accounts payable and other liabilities	271,659	329,621
Customers’ deposits	91,638	80,131
Nonrecourse mortgages secured by operating Properties	24,802	24,951

Liabilities from inventory not owned	139,617	68,160

Total Homebuilding	551,813	528,550

Financial Services:
Accounts payable and other liabilities	5,309	6,080
Mortgage warehouse line of credit	131,247	188,417

Total Financial Services	136,556	194,497

Notes Payable:
Revolving credit agreement		115,000
Senior notes	802,890	602,737
Senior subordinated notes	400,000	300,000
Accrued interest	17,062	15,522

Total Notes Payable	1,219,952	1,033,259

Income Taxes Payable	4,181	48,999

Total Liabilities	1,912,502	1,805,305

Minority interest from inventory not owned	122,235	155,096

Minority interest from consolidated joint ventures.	3,422	3,472

Stockholders’ Equity:
Preferred Stock,$.01 par value-authorized 100,000 shares; none issued

Common Stock,Class A,$.01 par value-authorized 200,000,000 shares; issued 57,067,248 shares at January 31, 2005 and 56,797,313 shares at October 31, 2004 (including 10,395,656 shares at January 31, 2005 and October 31, 2004 held in Treasury)	571	568

Common Stock,Class B,$.01 par value (convertible to Class A at time of sale) authorized 30,000,000 shares; issued 15,375,228 shares at January 31, 2005 and 15,376,972 shares at October 31, 2004 (including 691,748 shares at January 31, 2005 and October 31, 2004 held in Treasury)	154	154

Paid in Capital	201,243	199,643
Retained Earnings	1,135,345	1,053,863
Deferred Compensation	(10,193)	(11,784)
Treasury Stock - at cost	(50,050)	(50,050)

Total Stockholders’ Equity	1,277,070	1,192,394

Total Liabilities and Stockholders’ Equity	$3,315,229	$3,156,267

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended January 31,

	2005	2004

Revenues:
Homebuilding:
Sale of homes	$1,015,969	$757,273
Land sales and other revenues	27,984	3,169

Total Homebuilding	1,043,953	760,442
Financial Services	14,193	14,773

Total Revenues	1,058,146	775,215

Expenses:
Homebuilding:
Cost of sales, excluding interest	771,256	563,935
Cost of sales interest	12,969	11,943

Total Cost of Sales	784,225	575,878

Selling, general and administrative	98,738	71,793
Inventory impairment loss	498	58

Total Homebuilding	883,461	647,729

Financial Services	9,920	8,027

Corporate General and Administrative.	15,878	14,524

Interest	4,953	5,000

Other Operations	1,940	2,432

Intangible Amortization	10,088	4,808

Total Expenses	926,240	682,520

Income Before Income Taxes	131,906	92,695

State and Federal Income Taxes:
State	5,446	6,240
Federal	44,978	28,744

Total Taxes	50,424	34,984

Net Income	$81,482	$57,711

Per Share Data:
Basic:
Income per common share	$1.31	$.92
Weighted average number of common shares outstanding	62,240	62,430

Assuming dilution:
Income per common share	$1.25	$.87
Weighted average number of common shares outstanding	65,419	66,470

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)	Communities Under Development
Three Months - 1/31/05

	Net Contracts (1) Three Months Ended 31-Jan-05			Deliveries Three Months Ended 31-Jan-05			Contract Backlog (2) 31-Jan-05
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Northeast Region
Homes	522	631	(17.3)%	687	640	7.3%	2,091	2,190	(4.5)%
Dollars	189,605	203,484	(6.8)%	238,461	191,908	24.3%	720,675	611,901	17.8%
Avg. Price	363,228	322,478	12.6%	347,105	299,856	15.8%	344,655	279,407	23.4%
Southeast Region
Homes	849	867	(2.1)%	902	787	14.6%	2,346	2,303	1.9%
Dollars	284,882	241,067	18.2%	263,834	191,062	38.1%	792,979	650,934	21.8%
Avg. Price	335,550	278,048	20.7%	292,499	242,773	20.5%	338,013	282,646	19.6%
Southwest Region
Homes	897	723	24.1%	715	724	(1.2)%	1,106	988	11.9%
Dollars	165,048	121,177	36.2%	135,911	127,814	6.3%	197,285	153,397	28.6%
Avg. Price	184,000	167,603	9.8%	190,085	176,539	7.7%	178,377	155,260	14.9%
West Region
Homes	906	912	(0.7)%	962	750	28.3%	1,861	955	94.9%
Dollars	354,124	299,020	18.4%	377,763	246,489	53.3%	764,697	326,848	134.0%
Avg. Price	390,865	327,873	19.2%	392,685	328,652	19.5%	410,907	342,250	20.1%
Consolidated Total
Homes	3,174	3,133	1.3%	3,266	2,901	12.6%	7,404	6,436	15.0%
Dollars	993,659	864,748	14.9%	1,015,969	757,273	34.2%	2,475,635	1,743,080	42.0%
Avg. Price	313,062	276,013	13.4%	311,074	261,039	19.2%	334,365	270,833	23.5%
Unconsolidated Joint Ventures
Homes	66	92	(28.3)%	22	10	120.0%	399	118	238.1%
Dollars	41,347	50,991	(18.9)%	11,585	2,826	310.0%	239,851	64,043	274.5%
Avg. Price	626,476	554,250	13.0%	526,591	282,555	86.4%	601,129	542,738	10.8%
Total
Homes	3,240	3,225	0.5%	3,288	2,911	13.0%	7,803	6,554	19.1%
Dollars	1,035,006	915,739	13.0%	1,027,554	760,099	35.2%	2,715,486	1,807,123	50.3%
Avg. Price	319,446	283,950	12.5%	312,516	261,113	19.7%	348,005	275,728	26.2%
DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) During the first quarter 2005, a community in the Northeast Region was contributed to a joint venture.  Therefore, the 56 contracts in consolidated backlog at October 31, 2004 were moved to unconsolidated joint ventures backlog.